Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FIRST QUARTER 2016 FINANCIAL RESULTS

ITASCA, IL, April 28, 2016 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended March 31, 2016. A printer-friendly format of this earnings release, “Supplemental Quarterly Data” and “CFO Commentary,” which includes certain estimates relating to 2016 results, are available at ajg.com/IR. For a description of the non-GAAP measures used to report financial results in this earnings release and information regarding their most comparable GAAP measures, please see “Information Regarding Non-GAAP Measures” beginning on page 7.

“We had an outstanding start to the year, building off last year’s momentum. Our global team is energized and well positioned for 2016,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “In the first quarter, our combined Brokerage and Risk Management segments posted 11% growth in adjusted revenues, of which 4.8% was total organic growth, adjusted EBITDAC increased 15% and our adjusted EBITDAC margin improved 91 basis points. Total company adjusted net earnings per share grew 26%.”

•	Our Brokerage segment had an excellent quarter. Adjusted total revenues increased 12%, of which 4.8% was total organic growth, adjusted EBITDAC increased 16% and we improved our adjusted EBITDAC margin 79 basis points.

•	Our Risk Management segment had a strong quarter. Total organic revenues increased 4.7%, adjusted EBITDAC increased 9%, we improved our adjusted EBITDAC margin 103 basis points and we exceeded our 17% EBITDAC margin target.

•	Our clean energy investments had a solid quarter. We expect 2016 net after tax earnings from our clean energy investments to increase by about 15% over 2015.

•	First quarter integration charges were $0.06 per share, in line with our forecast. We continue to expect full year 2016 integration charges to be less than half of the 2015 level.

•	In our historically smallest quarter of activity, we completed 8 acquisitions with annualized revenues of $30 million with a weighted average purchase price of 7.0x EBITDAC. Further, we repurchased shares in the quarter to fully offset shares issued for tax-free exchange mergers in the first quarter.

“The current domestic rate environment is rational and we are seeing some early signs of cycle-bottoming in select geographies outside the U.S. We believe the P&C insurance marketplace is favorable for our clients and is allowing our producers to demonstrate our expertise and value-added service. Integration of our larger deals remains on track and should be largely complete by year end and our bolt-on merger strategy continues to add value for shareholders. Lastly, our culture is thriving, demonstrated by being selected as a World’s Most Ethical Company for the fifth year in a row by the Ethisphere Institute. We are hitting on all cylinders around the world and successfully executing our strategies.”

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The following table provides information that management believes is helpful when comparing first quarter 2016 revenues, EBITDAC and diluted net earnings per share with the same period in 2015. In addition, this table provides reconciliations to the most comparable GAAP measures for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share. A reconciliation of EBITDAC is provided on page 9.

Quarter Ended March 31							Diluted Net
	Revenues			EBITDAC			Earnings Per Share
Segment	1st Q 16	1st Q 15	Chg	1st Q 16	1st Q 15	Chg	1st Q 16	1st Q 15
	(in millions)			(in millions)
Brokerage, as adjusted	$823.3	$732.5	12%	$191.2	$164.3	16%	$0.40	$0.36
Gains on book sales	2.2	0.9		2.2	0.9		0.01	—
Acquisition integration	—	—		(14.2)	(20.8)		(0.06)	(0.08)
Workforce & lease termination	—	—		(1.6)	(8.5)		—	(0.03)
Acquisition related adjustments	—	—		(0.8)	—		—	(0.03)
Levelized foreign currency translation	—	17.7		—	2.6		—	—

Brokerage, as reported	825.5	751.1		176.8	138.5		0.35	0.22

Risk Management, as adjusted	179.3	174.7	3%	31.5	28.9	9%	0.09	0.09
Workforce & lease termination	—	—		(0.5)	(0.2)		(0.01)	—
Levelized foreign currency translation	—	2.5		—	0.9		—	—

Risk Management, as reported	179.3	177.2		31.0	29.6		0.08	0.09

Total Brokerage & Risk Management, as reported	$1,004.8	$928.3		$207.8	$168.1		0.43	0.31

Corporate, as adjusted							(0.15)	(0.18)
Impact of 2015 litigation settlement							(0.02)	—

Corporate, as reported							(0.17)	(0.18)

Total Company, as reported							$0.26	$0.13

Total Brokerage & Risk Management, as adjusted	$1,002.6	$907.2	11%	$222.7	$193.2	15%	$0.49	$0.45	9%

Total Company, as adjusted							$0.34	$0.27	26%

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Brokerage Segment First Quarter Highlights - The following tables provide information that management believes is helpful when comparing certain 2016 financial information with the same period in 2015 (in millions).

Organic Revenues (non-GAAP)	1st Q 16	1st Q 15
Base Commissions and Fees
Commissions as reported	$566.0	$519.7
Fees as reported	159.1	146.1
Less commissions and fees from acquisitions	(50.4)	—
Less non-owned portion of consolidated entities	(11.9)	(8.4)
Less disposed of operations	—	(0.3)
Levelized foreign currency translation	—	(16.4)

Organic base commissions and fees	$662.8	$640.7
Organic change in base commissions and fees	3.5%
Supplemental Commissions
Supplemental commissions as reported	$32.9	$26.9
Less supplemental commissions from acquisitions	(1.0)	—
Levelized foreign currency translation	—	(0.7)

Organic supplemental commissions	$31.9	$26.2
Organic change in supplemental commissions	21.8%
Contingent Commissions
Contingent commissions as reported	$55.2	$44.5
Less contingent commissions from acquisitions	(4.5)	—
Levelized foreign currency translation	—	(0.3)

Organic contingent commissions	$50.7	$44.2
Organic change in contingent commissions	14.7%
Total organic change	4.8%

Acquisition Activity	1st Q 16	1st Q 15
Number of acquisitions closed *	8	11
Estimated annualized revenues acquired (in millions)	$30.0	$33.6

*	Gallagher repurchased 527,000 shares in the first quarter of 2016 to fully offset shares issued for tax-free exchange mergers in the quarter. Gallagher also repurchased 237,000 shares in the first quarter of 2016 in contemplation of closing tax-free exchange mergers that will occur in the second quarter of 2016.

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Brokerage Segment First Quarter Highlights (continued)

Adjusted Compensation Expense and Ratio (non-GAAP)		1st Q 16	1st Q 15
Reported amounts		$492.9	$460.3
Acquisition integration (1)		(4.6)	(11.6)
Workforce and lease termination related charges		(1.3)	(8.5)
Acquisition related adjustments		(0.8)	—
Levelized foreign currency translation		—	(11.1)

Adjusted amounts		$486.2	$429.1

Adjusted ratios using adjusted revenues on page 2	*	59.1%	58.6%

*	Adjusted first quarter compensation ratio was 0.5 pts higher compared to the same period in 2015. This ratio was primarily impacted by increased employee benefits of 0.3 pts. All other items were essentially consistent with the prior year.

Adjusted Operating Expense and Ratio (non-GAAP)		1st Q 16	1st Q 15
Reported amounts		$155.8	$152.3
Acquisition integration (1)		(9.6)	(9.2)
Workforce and lease termination related charges		(0.3)	—
Levelized foreign currency translation		—	(4.0)

Adjusted amounts		$145.9	$139.1

Adjusted ratios using adjusted revenues on page 2	*	17.7%	19.0%

*	Adjusted first quarter operating expense ratio was 1.3 pts lower than the same period in 2015. This ratio was primarily impacted by savings in technology expenses of 0.7 pts and business insurance of 0.4 pts.

Adjusted EBITDAC (non-GAAP)	1st Q 16	1st Q 15
Total EBITDAC — see page 9 for computation	$176.8	$138.5
Gains from books of business sales	(2.2)	(0.9)
Acquisition integration (1)	14.2	20.8
Acquisition related adjustments	0.8	—
Workforce and lease termination related charges	1.6	8.5
Levelized foreign currency translation	—	(2.6)

Adjusted EBITDAC	$191.2	$164.3

Adjusted EBITDAC change	16.4%	52.3%

Adjusted EBITDAC margin	23.2%	22.4%

(1)	Acquisition integration costs consist mostly of IT system conversion costs, professional fees, branding and compensation related to acquisitions.

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Risk Management Segment First Quarter Highlights — The following tables provide information that management believes is helpful when comparing certain 2016 financial information with the same period in 2015 (in millions):

Organic Revenues (non-GAAP)		1st Q 16	1st Q 15
Fees		$177.3	$173.8
International performance bonus fees		1.8	3.3

Fees as reported		179.1	177.1
Less fees from acquisitions		(1.7)	—
Less client run-off		—	(5.1)
Levelized foreign currency translation		—	(2.5)

Organic fees		$177.4	$169.5

Organic change in fees		4.7%

Adjusted Compensation Expense and Ratio (non-GAAP)		1st Q 16	1st Q 15
Reported amounts		$105.5	$106.9
Workforce and lease termination related charges		(0.5)	(0.2)
Levelized foreign currency translation		—	(1.2)

Adjusted amounts		$105.0	$105.5

Adjusted ratios using adjusted revenues on page 2	*	58.6%	60.4%

*  Adjusted first quarter compensation ratio was 1.8 pts lower than the same period in 2015. Excluding the impact of the products discussed below, the adjusted first quarter 2016 compensation expense ratio would have been 0.4 pts lower than the same period in 2015. All other items were essentially consistent with the prior year.

Adjusted Operating Expense and Ratio (non-GAAP)		1st Q 16	1st Q 15
Reported amounts		$42.8	$40.7
Levelized foreign currency translation		—	(0.4)

Adjusted amounts		$42.8	$40.3

Adjusted ratios using adjusted revenues on page 2	*	23.9%	23.1%

*  Adjusted first quarter operating expense ratio was 0.8 pts higher than the same period in 2015. A number of products we offer are primarily outsourced, the cost of which only flows through operating expense. These revenues grew faster than our other revenues and accordingly, impacted the operating expense ratio by 0.9 pts in the quarter. Excluding the impact of these products, all other items were essentially consistent with the prior year.

Adjusted EBITDAC (non-GAAP)		1st Q 16	1st Q 15
Total EBITDAC — see page 9 for computation		$31.0	$29.6
Workforce and lease termination related charges		0.5	0.2
Levelized foreign currency translation		—	(0.9)

Adjusted EBITDAC		$31.5	$28.9

Adjusted EBITDAC change		9.0%	19.7%

Adjusted EBITDAC margin		17.6%	16.5%

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Corporate Segment First Quarter Highlights — The following table provides information that management believes is helpful when comparing 2016 operating results for the Corporate segment with the same period in 2015 (in millions):

	2016			2015
	Pretax Earnings (Loss)	Income Tax Benefit	Net Earnings (Loss)	Pretax Earnings (Loss)	Income Tax Benefit	Net Earnings (Loss)
1st Quarter
Interest and banking costs	$(26.3)	$10.5	$(15.8)	$(26.3)	$10.5	$(15.8)
Clean energy related (1)	(33.9)	31.2	(2.7)	(23.3)	17.8	(5.5)
Acquisition costs	(1.7)	0.3	(1.4)	(1.7)	0.2	(1.5)
Corporate	(8.6)	2.3	(6.3)	(9.0)	2.1	(6.9)

Adjusted 1st quarter	$(70.5)	$44.3	(26.2)	$(60.3)	$30.6	(29.7)

Litigation settlement (2)			(3.7)			—

Reported 1st quarter			$(29.9)			$(29.7)

(1)	Pretax earnings for the first quarter are presented net of amounts attributable to noncontrolling interests of $6.9 million in 2016 and $6.6 million in 2015.

(2)	During the third quarter of 2015, Gallagher settled litigation against certain former U.K. executives and their advisors for a pretax gain of $31.0 million ($22.3 million net of costs and taxes). Incremental expenses that arose in connection with this matter will result in after-tax charges of up to $4.5 million per quarter through June 30, 2017.

Debt, interest and banking — At March 31, 2016, Gallagher had $2,125.0 million of borrowings from private placements, $305.0 million of short-term borrowings under its line of credit facility and $96.2 million outstanding under a two year revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers and as such are excluded from our debt covenant computations.

On April 8, 2016, Gallagher entered into an $800.0 million unsecured revolving credit facility, expiring in April 2021, with a group of fifteen financial institutions led by Bank of Montreal. At Gallagher’s request, the facility can increase to $1.1 billion upon satisfaction of certain conditions. This facility replaces a $600.0 million unsecured revolving credit facility that was due to expire in 2018.

Clean energy — Forward looking information previously provided herein is now available in the “CFO Commentary”, which is available at ajg.com/IR.

Acquisition costs — Consists mostly of external professional fees and other due diligence costs related to acquisitions.

Corporate — Consists of overhead allocations mostly related to corporate staff compensation.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended March 31, 2016 and 2015 was (3.9)% and (4.9)%, respectively, which was lower than the statutory rate due to the amount of IRC Section 45 tax credits earned.

At-the-market equity program — Gallagher has an at-the-market equity program under which up to $15.6 million of its common stock remaining in the program may be sold through Morgan Stanley & Co. LLC as sales agent. During first quarter 2016, Gallagher did not sell any shares of its common stock under the program.

Balance Sheet Reclassifications

In first quarter 2016, Gallagher adopted new accounting guidance related to the presentation of both debt issuance costs and income taxes in the consolidated balance sheet as of March 31, 2016. The new debt issuance costs guidance requires such costs to be presented in the balance sheet as a direct deduction from the associated debt liability. The new income tax guidance requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent components. The new guidance has been applied on a retrospective basis. Accordingly, Gallagher reclassified debt issuance costs of $3.3 million included in Other noncurrent assets to Corporate related borrowings - noncurrent in its consolidated balance sheet as of December 31, 2015. In addition, Gallagher reclassified the current deferred taxes to noncurrent in its consolidated balance sheet as of December 31, 2015, which increased Noncurrent deferred income taxes by $122.1 million and increased Other noncurrent liabilities by $4.6 million.

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Webcast Conference Call

Gallagher will host a webcast conference call on Friday, April 29, 2016 at 9:00 a.m. ET/8:00 a.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for one week.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 31 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding (i) the amount of, and potential uses for, investment returns generated by Gallagher’s clean energy investments; (ii) our corporate income tax rate; (iii) anticipated future results or performance of any segment or the Company as a whole; (iv) the premium rate environment; (v) the economic environment; and (vi) anticipated acquisition integration costs.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following:

•	Risks and uncertainties related to Gallagher’s clean energy investments, including uncertainties related to political and regulatory risks, such as potential actions by Congress or challenges by the IRS eliminating or reducing the availability of tax credits under IRC Section 45 retroactively and/or going forward; the ability to maintain and find co-investors; the potential for divergent business objectives by co-investors and other stakeholders; plant operational risks, including supply-chain risks; utilities’ future use of, or demand for, coal; the market price of coal; the costs of moving a clean coal plant; intellectual property litigation risks; and environmental risks — all of which could impact (i) and (ii) above; and

•	Changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally, changes in the insurance brokerage industry’s competitive landscape and the uncertainties and challenges inherent in the acquisition integration process — all of which could impact (iii) — (vi) above.

Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a more detailed discussion of these and other factors that could impact its forward-looking statements. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments, adjusted revenues, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue measures for each operating segment. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

Adjusted presentation — Gallagher believes that the adjusted presentations of the current and prior year information, presented in this earnings release, provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period.

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•	Adjusted revenues and expenses — Gallagher defines these measures as revenues, compensation expense and operating expense, respectively, each adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, claim portfolio transfer ramp up costs, client run-off/bankruptcy impact, workforce related charges, lease termination related charges, acquisition related adjustments and the impact of foreign currency translation, as applicable. Acquisition related adjustments include impairment charges, change in estimated acquisition earnout payables adjustments, impacts of acquisition valuation true-ups and acquisition related compensation charges. Integration costs include costs related to transactions not expected to occur on an ongoing basis in the future once we fully assimilate the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Adjusted ratios — Adjusted compensation expense ratio and adjusted operating expense ratio are defined as adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Earnings Measures — Gallagher believes that each of EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments, as defined below, provides a meaningful representation of its operating performance. Gallagher considers EBITDAC and EBITDAC margin as a way to measure financial performance on an ongoing basis. Adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments are presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•	EBITDAC — Gallagher defines this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC margin — Gallagher defines this measure as EBITDAC divided by total revenues.

•	Adjusted EBITDAC — Gallagher defines this measure as EBITDAC adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, client run-off/bankruptcy impact, workforce related charges, lease termination related charges, claim portfolio transfer ramp up costs, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable.

•	Adjusted EBITDAC margin — Gallagher defines this measure as adjusted EBITDAC divided by total adjusted revenues (defined above).

•	Diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments — Gallagher defines this measure as net earnings adjusted to exclude the after-tax impact of net gains realized from sales of books of business, acquisition integration costs, client run-off/bankruptcy impact, claim portfolio transfer ramp up fees/costs, the impact of foreign currency translation, workforce related charges, lease termination related charges and acquisition related adjustments divided by diluted weighted average shares outstanding.

•	Organic Revenues — For the Brokerage segment, organic change in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior year. In addition, change in base commission and fee organic growth excludes the impact of supplemental commission and contingent commission revenues and the period-over-period impact of foreign currency translation. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions accounted for as purchases and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the impact of run-off of the New South Wales Workers’ Compensation Scheme and other closed down operations and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures — This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on page 9), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on page 2), for organic revenue measures (on pages 3 and 5, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 4 and 5, respectively, for the Brokerage and Risk Management segments). Reported compensation and operating expense ratios can be found in the “Supplemental Quarterly Data” available at ajg.com/IR.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC — 1st Qtr Ended March 31,

(Unaudited — in millions except per share, percentage and workforce data)

	1st Q Ended	1st Q Ended
Brokerage Segment	Mar 31, 2016	Mar 31, 2015
Commissions	$566.0	$519.7
Fees	159.1	146.1
Supplemental commissions	32.9	26.9
Contingent commissions	55.2	44.5
Investment income and gains realized on books of business sales	12.3	13.9

Revenues	825.5	751.1

Compensation	492.9	460.3
Operating	155.8	152.3
Depreciation	14.0	12.9
Amortization	58.9	54.0
Change in estimated acquisition earnout payables	3.9	10.6

Expenses	725.5	690.1

Earnings before income taxes	100.0	61.0
Provision for income taxes	34.1	20.4

Net earnings	65.9	40.6
Net earnings attributable to noncontrolling interests	4.5	3.9

Net earnings attributable to controlling interests	$61.4	$36.7

EBITDAC
Net earnings	$65.9	$40.6
Provision for income taxes	34.1	20.4
Depreciation	14.0	12.9
Amortization	58.9	54.0
Change in estimated acquisition earnout payables	3.9	10.6

EBITDAC	$176.8	$138.5

	1st Q Ended	1st Q Ended
Risk Management Segment	Mar 31, 2016	Mar 31, 2015
Fees	$179.1	$177.1
Investment income	0.2	0.1

Revenues	179.3	177.2

Compensation	105.5	106.9
Operating	42.8	40.7
Depreciation	6.6	5.3
Amortization	0.4	0.7
Change in estimated acquisition earnout payables	—	—

Expenses	155.3	153.6

Earnings before income taxes	24.0	23.6
Provision for income taxes	9.0	8.7

Net earnings	15.0	14.9
Net earnings attributable to noncontrolling interests	—	—

Net earnings attributable to controlling interests	$15.0	$14.9

EBITDAC
Net earnings	$15.0	$14.9
Provision for income taxes	9.0	8.7
Depreciation	6.6	5.3
Amortization	0.4	0.7
Change in estimated acquisition earnout payables	—	—

EBITDAC	$31.0	$29.6

	1st Q Ended	1st Q Ended
Corporate Segment	Mar 31, 2016	Mar 31, 2015
Revenues from consolidated clean coal facilities	$282.0	$289.5
Royalty income from clean coal licenses	13.1	14.7
Loss from unconsolidated clean coal facilities	(0.3)	(0.3)
Other net revenues	0.8	(0.9)

Revenues	295.6	303.0

Cost of revenues from consolidated clean coal facilities	304.4	309.3
Compensation	23.7	8.0
Operating	5.9	10.5
Interest	25.8	25.6
Depreciation	4.1	3.3

Expenses	363.9	356.7

Loss before income taxes	(68.3)	(53.7)
Benefit for income taxes	(45.3)	(30.6)

Net loss	(23.0)	(23.1)
Net earnings attributable to noncontrolling interests	6.9	6.6

Net loss attributable to controlling interests	$(29.9)	$(29.7)

EBITDAC
Net loss	$(23.0)	$(23.1)
Benefit for income taxes	(45.3)	(30.6)
Interest	25.8	25.6
Depreciation	4.1	3.3

EBITDAC	$(38.4)	$(24.8)

See “Information Regarding Non-GAAP Measures” on page 7 of 11 and other information to first quarter 2016 earnings release on page 11 of 11.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC — 1st Qtr Ended March 31,

(Unaudited — in millions except share and per share data)

	1st Q Ended	1st Q Ended
Total Company	Mar 31, 2016	Mar 31, 2015
Commissions	$566.0	$519.7
Fees	338.2	323.2
Supplemental commissions	32.9	26.9
Contingent commissions	55.2	44.5
Investment income and gains realized on books of business sales	12.5	14.0
Revenues from clean coal activities	294.8	303.9
Other net revenues — Corporate	0.8	(0.9)

Revenues	1,300.4	1,231.3

Compensation	622.1	575.2
Operating	204.5	203.5
Cost of revenues from clean coal activities	304.4	309.3
Interest	25.8	25.6
Depreciation	24.7	21.5
Amortization	59.3	54.7
Change in estimated acquisition earnout payables	3.9	10.6

Expenses	1,244.7	1,200.4

Earnings before income taxes	55.7	30.9
Benefit for income taxes	(2.2)	(1.5)

Net earnings	57.9	32.4
Net earnings attributable to noncontrolling interests	11.4	10.5

Net earnings attributable to controlling interests	$46.5	$21.9

Diluted net earnings per share	$0.26	$0.13

Dividends declared per share	$0.38	$0.37

EBITDAC
Net earnings	$57.9	$32.4
Benefit for income taxes	(2.2)	(1.5)
Interest	25.8	25.6
Depreciation	24.7	21.5
Amortization	59.3	54.7
Change in estimated acquisition earnout payables	3.9	10.6

EBITDAC	$169.4	$143.3

Arthur J. Gallagher & Co.
Consolidated Balance Sheet
(Unaudited — in millions except per share data)

	Mar 31, 2016	Dec 31, 2015
Cash and cash equivalents	$425.4	$480.4
Restricted cash	1,303.5	1,412.1
Premiums and fees receivable	1,706.8	1,734.0
Other current assets	503.8	587.2

Total current assets	3,939.5	4,213.7
Fixed assets — net	218.2	202.7
Deferred income taxes (includes tax credit carryforwards of $372.9 in 2016 and $341.6 in 2015)	660.6	643.5
Other noncurrent assets	528.0	488.9
Goodwill — net	3,693.4	3,662.9
Amortizable intangible assets — net	1,672.9	1,698.8

Total assets	$10,712.6	$10,910.5

Premiums payable to insurance and reinsurance companies	$2,722.9	$2,877.1
Accrued compensation and other accrued liabilities	728.8	812.7
Unearned fees	70.5	61.3
Other current liabilities	49.0	54.0
Premium financing borrowings	96.2	137.0
Corporate related borrowings — current	355.0	245.0

Total current liabilities	4,022.4	4,187.1
Corporate related borrowings — noncurrent	2,071.8	2,071.7
Other noncurrent liabilities	966.1	963.5

Total liabilities	7,060.3	7,222.3

Stockholders’ equity:
Common stock — issued and outstanding	177.1	176.9
Capital in excess of par value	3,202.0	3,209.4
Retained earnings	753.4	774.5
Accumulated other comprehensive loss	(535.4)	(522.5)

Total controlling interests stockholders’ equity	3,597.1	3,638.3
Noncontrolling interests	55.2	49.9

Total stockholders’ equity	3,652.3	3,688.2

Total liabilities and stockholders’ equity	$10,712.6	$10,910.5

See “Information Regarding Non-GAAP Measures” on page 7 of 11 and other information to first quarter 2016 earnings release on page 11 of 11.

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Arthur J. Gallagher & Co.

Other Information

(Unaudited — data is rounded where indicated)

OTHER INFORMATION	1st Q Ended Mar 31, 2016	4th Q Ended Dec 31, 2015	1st Q Ended Mar 31, 2015
Basic weighted average shares outstanding (000s)	177,038	176,810	165,574
Diluted weighted average shares outstanding (000s)	177,615	177,551	166,777
Number of common shares outstanding at end of period (000s)	177,129	176,947	166,657
Workforce at end of period (includes acquisitions):
Brokerage	15,849	15,920	15,118
Risk Management	5,130	5,185	5,046
Total Company	21,492	21,537	20,567

Contact: Marsha Akin

Director — Investor Relations

630-285-3501 or marsha_akin@ajg.com

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